Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	Place of incorporation
SIGNATURE TASTY CLAYPOT HOUSE HOLDING SDN. BHD.	Malaysia
SIGNATURE TASTY CLAYPOT HOUSE (GH) SDN. BHD.	Malaysia
CHH KL GROUP SDN. BHD.	Malaysia
GTL F&B SDN. BHD.	Malaysia
ZI WEI YUAN (RAJA UDA) SDN. BHD.	Malaysia
CCH TROPIKA SDN. BHD.	Malaysia